Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated July 10, 2014, with respect to the financial statements of a 12.8% working interest in the DEEP Lease as of August 31, 2013 and 2012, and for each of the two years in the period ended August 31, 2013, which appears in this form 8-K/A filed with the Securities and Exchange Commission on July 10, 2014

/s/ L.L. Bradford & Co.
Las Vegas, Nevada
July 10, 2014